Exhibit 10.13













            SUPPLEMENTAL RETIREMENT INCOME AGREEMENT OF

                      DEVON ENERGY CORPORATION

                        AND JOHN W. NICHOLS

























                 (Execution Date:  March 26, 1997)




              SUPPLEMENTAL RETIREMENT INCOME AGREEMENT


            THIS SUPPLEMENTAL RETIREMENT INCOME AGREEMENT by and among DEVON ENERGY CORPORATION (NEVADA), a Nevada corporation ("Devon"), DEVON ENERGY CORPORATION, an Oklahoma corporation ("Devon Energy") and JOHN W. NICHOLS, an individual (the "Executive") dated this 26th day of March, 1997 (the "Agree-ment").

                            WITNESSETH:

            WHEREAS, Devon and Devon Energy are herein collec-tively referred to as the "Company" and references herein to the Company shall be applicable to both Devon Energy and Devon unless stated to the contrary; and

            WHEREAS, the Executive has been an employee of either the Company or Devon for over 25 years; and

            WHEREAS, the Executive has been a key management employee of Devon Energy and Devon, including serving as President and Chairman; and

            WHEREAS, the Executive intends to retire as an employee of the Company effective April 30, 1997, but the Executive agrees to continue as Chairman of the Board of Devon
  Energy if requested by its Board of Directors ; and

            WHEREAS, the Company desires to provide a "supple-mental retirement income" pursuant to the terms of this Agree-ment.

            NOW, THEREFORE, in consideration of the covenants, provisions and other valuable consideration, the receipt of which is hereby acknowledged by the Executive, the parties hereto agree as follows:

            1. Supplemental Retirement Income. The Executive will retire as an employee of the Company effective April 30, 1997. Upon his retirement, Devon Energy shall pay to the Executive the annual supplemental retirement income of $180,- 000 (the "Supplemental Retirement Income") provided the Execu-tive remains continuously employed by either Devon Energy or Devon until April 30, 1997. The Supplemental Retirement Income will be paid in equal monthly installments of $15,000 commencing May 1, 1997 and continuing thereafter for the life of the Executive.

            2. Death of the Executive. Upon the death of the Executive Devon Energy shall pay to the Executive's spouse, Mary D. Nichols, if then surviving, the annual sum of $100,000 payable in equal monthly installments of $8,333, commencing as of the 1st day of the month following the date of the Execu-tive's death with payments to continue thereafter for her life. After the death of the Executive and his spouse, Mary
  D. Nichols, no further benefits of any kind will be paid under this Agreement.

            3. Termination of Employment Prior to April 30, 1997. In the event that the Executive terminates employment for any reason, other than death or disability, prior to April 30, 1997, then, neither the Executive or his spouse shall have any rights whatsoever in the Supplemental Retirement Income (or any other benefit) otherwise paid pursuant to this Agree-ment.

            4. Restrictions on Alienation of Benefits. No right or benefit under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encum-brance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If the Execu-tive under this Agreement should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right to a benefit under this Agreement, then such right or benefit shall, in the discretion of the Compensation Committee appointed by the Board of Directors of the Company (the "Committee"), be held or applied for the benefit of the Executive, his spouse, children, or other dependents, or any of them, in such manner and in such portion as the Committee, in its sole and absolute discretion, may deem proper.

            5. No Trust. No action under this Agreement by the Company, its Board of Directors or the Committee shall be construed as creating a trust, escrow or other secured or segregated fund in favor of the Executive, his spouse, or any other persons otherwise entitled to his Supplemental Retire-ment Income. The status of the Executive and his spouse with respect to any liabilities assumed by the Company hereunder shall be solely those of unsecured creditors of the Company and/or any subsidiary. Any asset acquired or held by the Company or any subsidiary in connection with liabilities assumed by it hereunder, shall not be deemed to be held under any trust, escrow or other secured or segregated fund for the benefit of the Executive or his Beneficiaries or to be securi-ty for the performance of the obligations of the Company or any subsidiary, but shall be, and remain a general, unpledged, unrestricted asset of the Company or any subsidiary at all times subject to the claims of general creditors of the Compa-ny or any subsidiary.

            6. Withholding and Other Employment Taxes. The Company shall comply with all federal and state laws and regulations respecting the withholding, deposit and payment of any income or other taxes relating to any payments made under this Agreement.


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            7.   Claims Procedure.

                 (a) The Committee shall make all determina-tions as to the right of any person to benefits. If any request for a benefit is wholly or partially denied, the Committee shall notify the person requesting the pension benefits, in writing, of such denial, including in such noti-fication the following information:

                 (b) the specific reason or reasons for such denial;

                 (c)  the  specific  references to  the pertinent
  Agreement provisions upon which the denial is based;

                 (d) a description of any additional material and information which may be needed to clarify the request, including an explanation of why such information is required;
  and

                 (e) an examination of this Agreement's review procedure with respect to denial of benefits.

  Provided, that any such notice to be delivered to the Execu-tive shall be mailed by certified or registered mail and shall be written to the best of the Committee's ability in a manner that may be understood without legal counsel.

            8. Review Procedure. The Executive or his surviv-ing spouse whose claim has been denied in accordance with
  Section 7 herein may appeal to the Committee for review of such denial by making a written request therefor within 60 days of receipt of the notification of such denial. The Executive or his surviving spouse may examine documents perti-nent to the review and may submit to the Committee written issues and comments. Within 60 days after receipt of the request for review, the Committee shall communicate to the claimant, in writing, its decision, and the communication shall set forth the reason or reasons for the decision and specific reference to those Agreement provisions upon which the decision is based.

            9. Records and Reports. The Committee shall exercise such authority and responsibility as it deems appro-priate in order to comply with governmental regulations relat-ing to records of the Executive's accounts and benefits which may be paid under the Agreement; and to notify the Executive and Beneficiaries as required.

            10. Other Committee Powers and Duties. The Commit-tee shall have such duties and powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following:

                 (a) to construe and interpret the Agreement in its sole and absolute discretion, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder;

                 (b) to prescribe procedures to be followed by the Executive filing applications for benefits;

                 (c) to prepare and distribute, in such manner as the Committee determines to be appropriate, information explaining the Agreement;

                 (d) to receive from the Company and from the Executive and Beneficiaries such information as shall be necessary for the proper administration of the Agreement;

                 (e) to furnish the Company, upon request, such reports with respect to the administration of the Agreement as are reasonable and appropriate;

                 (f) to appoint and employ individuals and any other agents it deems advisable, including legal counsel, to assist in the administration of the Agreement and to render advice with respect to any responsibility of the Committee, or any of its individual members, under the Agreement;

                 (g) to allocate among themselves who shall be responsible for specific duties and to designate fiduciaries (other than Committee members) to carry out responsibilities under the Agreement; provided that any such allocations shall be reduced to writing, signed by all Committee members, and filed in a permanent Committee minute book; and

                 (h) to maintain continuing review of applica-ble laws, implementing regulations thereto and suggest changes and modifications to the Company in connection with delega-tions of responsibility, as appropriate, and amendments to the Agreement.

            11. Rules and Decisions. The Committee may adopt such rules as it deems necessary, desirable, or appropriate. When making a determination or calculation, the Committee shall be entitled to rely upon information furnished by a Executive, the Company or the legal counsel of the Company.

            12. Committee Procedures. The Committee may act at a meeting or in writing without a meeting. The Committee shall have a chairman, and appoint a secretary, who may or may not be a Committee member. The secretary shall keep a record of all meetings in a permanent Committee minute book and forward all necessary communications to the Company. The Committee may adopt such bylaws and regulations as it deems desirable for the conduct of its affairs. All decisions of the Committee shall be made by the vote of the majority in-cluding actions in writing taken without a meeting. A dis-senting Committee member who, within a reasonable time after he has knowledge of any action or failure to act by the major-ity, registers his dissent in writing delivered to the other Committee members, to the extent permitted by law, shall not be responsible for any such action or failure to act.

            13.  Assumption  of  Agreement.    The  Company  will
  require any successor (whether direct or indirect, by pur-chase, merger, consolidation or otherwise) to all or substan-tially all of the business and/or assets of the Company to expressly assume and agree to perform the Company's obliga-tions under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

            14.  Joint Obligations.   For purposes of this Agree-
  ment, Devon Energy and Devon shall have joint and several liabilities for all obligations hereunder.

            15.  Miscellaneous.

                 15.1  Governing Law.   This  Agreement shall  be
  governed by and construed in accordance with the laws of the State of Oklahoma, without reference to principles of conflict of laws.

                 15.2 Headings. The captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

                 15.3 Taxes. The Executive acknowledges that the payments and benefits to which he is entitled to under this Agreement will be includable in his taxable income. Accordingly, Executive agrees (i) to pay all required taxes attributable to such payments and benefits and (ii) that the Company may, if required, withhold all applicable taxes from such payments and benefits.

                 15.4 Amendment. This Agreement may not be amended or modified otherwise than by a written agreement ex-ecuted by the parties hereto or their respective heirs, suc-cessors, assigns or the legal representatives, as the case may be.

                 15.5 Notices. All notices and other communi-cations hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                 If to Executive:

                 John W. Nichols
                 7300 Nichols Road
                 Oklahoma City, Oklahoma  73120

                 If to the Company:

                 Devon Energy Corporation
                 20 N. Broadway, Suite 1500
                 Oklahoma City, Oklahoma 73102-8204

                 Attention: J. Larry Nichols
                            President and
                            Chief Executive Officer

  or such other address as  either party shall have  furnished to
  the other  in writing  in  accordance  herewith.   Notices  and
  communications shall be effective when actually received by the addressee.

                 15.6 Severability. The invalidity or enforce-ability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                 15.7 No Waiver. The Company's or the Executi-ve's failure to insist upon strict compliance with any provi-sion hereof shall not be deemed to be a waiver of such provi-sion or any other provision hereof.

                 15.8  Entire  Agreement.   This  Agreement  con-
  tains the entire understanding of the Company and Executive with respect to the subject matter hereof.

                 15.9   Binding  Effect.   This  Agreement  shall
  inure to the benefit of and be binding upon the Company, Executive, their respective heirs, successors, assigns or legal representatives, as the case may be.

            IN WITNESS WHEREOF, Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be execut-ed in its name on its behalf, all as of the day and year first above written.

            EXECUTED the date and year first above written.

                                   DEVON  ENERGY  CORPORATION, an
                                   Oklahoma corporation



  By:_____________________________

                                     J.  Larry Nichols, President
                                     and Chief Executive Officer

                                             "COMPANY"



  APPROVED THIS 26TH DAY OF
  MARCH, 1997


  BOARD OF DIRECTORS OF
  DEVON ENERGY CORPORATION


  By_______________________________
    David Gavrin, Chairman of
    Compensation Committee


                                   DEVON ENERGY CORPORATION
                                   (NEVADA), a Nevada corporation



  By:_____________________________
                                     J. Larry Nichols, President
                                     and Chief Executive Officer

                                                "DEVON"



                                   ____________________________
                                   John W. Nichols

                                            "EXECUTIVE"









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